UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2009

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 28, 2009, SAVVIS, Inc. (“Savvis” or the “Company”) announced that Paul F. Goetz has resigned as Senior Vice President – Americas Sales, effective as of December 31, 2009 (“Resignation Date”).

(e) On October 27, 2009, the Company entered into a Separation Agreement and General Release (the “Agreement”) with Mr. Goetz, setting forth the terms of his separation from the Company. Under the Agreement, Mr. Goetz will continue to receive his base salary through the Resignation Date and will receive commissions earned through October 31, 2009, but not for any later period. Under the Agreement, the Company also will pay Mr. Goetz a discretionary bonus payment in an amount equal to $52,549. Mr. Goetz’s stock options (other than those that are scheduled to vest on December 29, 2009) are forfeited and are no longer exercisable.

From his Resignation Date until the first anniversary of his Resignation Date, Mr. Goetz will receive his annual base salary at the time of his termination, payable in substantially equal semi-monthly installments, as severance. The restrictive covenants in Mr. Goetz’s Employment, Confidentiality, Severance and Non-Competition Agreement (“Employment Agreement”) regarding confidentiality, non-competition and non-solicitation remain in effect for the periods set forth in the Employment Agreement, following the Resignation Date.

Item 9.01.	Financial Statements and Exhibits.

(d) See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: November 2, 2009	By:	/S/ GREGORY W. FREIBERG
	Name:	Gregory W. Freiberg
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Employment, Confidentiality, Severance and Non-Competition Agreement dated October 8, 2007 between the Company and Paul Goetz (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008)

10.2*	First Amendment to Employment, Confidentiality, Severance and Non-Competition Agreement dated December 19, 2008, between the Company and Paul Goetz (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008)

*	Compensation plans or arrangements